Exhibit 5.1

September 3, 2024

Cingulate Inc.

1901 W. 47th Place

Kansas City, KS 66205

Ladies and Gentlemen:

We have acted as counsel to Cingulate Inc., a Delaware corporation (the “Company”), in connection with the offer and sale by the Company of an aggregate of $3,870,000 of its common stock, par value $0.0001 per share (the “Shares”) pursuant to an At-the-Market Sales Agreement, dated as of January 3, 2023 (the “Sales Agreement”) between the Company and H.C. Wainwright & Co., LLC (the “Agent”), as sales agent. The Shares are being offered for sale pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-269104) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) and the rules and regulations promulgated thereunder, the prospectus, dated January 13, 2023 (the “Base Prospectus”), and the Prospectus Supplements filed pursuant to Rule 424(b) under the Securities Act, dated January 13, 2023, May 5, 2023, March 18, 2024, August 19, 2024 and September 3, 2024 (the “Prospectus Supplements,” and together with the Base Prospectus, the “Prospectus”).

We understand that the Shares are to be issued by the Company and sold by the Agent pursuant to the Sales Agreement, as described in the Registration Statement and the Prospectus.

In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of the Company, such certificates of public officials and such other documents and (iii) received such information from officers and representatives of the Company as we have deemed necessary or appropriate for the purposes of this opinion.

In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinion expressed herein, we have relied upon, and assume the accuracy of, the representations and warranties set forth in the Sales Agreement, and certificates and oral or written statements and other information of or from public officials and officers and representatives of the Company.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares have been duly authorized for issuance, and when issued and paid for in accordance with, and subject to, the terms and conditions of the Sales Agreement, the Shares will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), as currently in effect, and reported judicial decisions interpreting such provisions of the DGCL.

The opinion expressed herein is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. We undertake no obligation to supplement this letter if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinion expressed herein after that date or for any other reason.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Current Report on Form 8-K filed by the Company on the date hereof and which is incorporated by reference into the Prospectus and to the references to this firm under the caption “Legal Matters” in the Prospectus. In giving these consents, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Lowenstein Sandler LLP